Exhibit 99.1

Waitr Holdings Reports Fiscal 2019 Third Quarter Results

LAFAYETTE, LA, November 7, 2019 — Waitr Holdings Inc. (Nasdaq: WTRH) (“Waitr” and “Company”), a leader in on-demand food ordering and delivery, today reported financial results for its fiscal 2019 third quarter ended September 30, 2019.

“We made progress in the third quarter streamlining our operations and making improvements that consistently create a better customer and restaurant partner experience while also setting us up to reduce expenses now and in the future. During the quarter, we started implementing changes that are expected to result in an incremental $25 to $30 million of annual savings in FY 2020. We remain dedicated to stabilizing the business in terms of cash flow and charting a clear path towards profitability,” said Adam Price, Chief Executive Officer of Waitr.

Third Quarter 2019 Financial Highlights

•

Revenue for the third quarter of 2019 increased 153% to $49.2 million compared to $19.4 million in the third quarter of 2018. Revenue related to the Bite Squad Merger totaled $24.0 million for the third quarter of 2019.

•

Net loss for the third quarter of 2019 was $220.1 million, or a loss of $2.89 per diluted share, compared to a loss of $6.5 million, or a loss of $0.64 per diluted share, in the third quarter of 2018. Net loss for the third quarter of 2019 included $192.1 million of goodwill and intangible asset impairment charges and $2.2 million of non-cash stock compensation expenses.

•	Adjusted EBITDA[1] for the third quarter of 2019 was a loss of $15.4 million compared to a loss of $2.5 million in the third quarter of 2018.

Third Quarter 2019 Key Business Metrics and Updates

•

Gross Food Sales[2] for the third quarter of 2019 increased to $161.4 million compared to $77.7 million in the third quarter of 2018. Gross Food Sales related to the Bite Squad Merger totaled $74.0 million for the third quarter of 2019.

•	Active Diners for the third quarter of 2019 increased to 2.4 million compared to 843,000 for the third quarter of 2018.

•

During third of quarter 2019, Waitr made progress on its “Path to Profitability” initiative with the intent of strengthening the business through realizing synergies from the Bite Squad combination and aligning the teams and cost structure of the combined organization under one set of guiding principles and objectives. During the quarter, the Company realized approximately $2 million of cost savings from this initiative and more recently, began implementing additional changes to improve annual operating cash flows by an incremental $25 to $30 million in Fiscal Year 2020.

[1]

Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of GAAP net loss to Adjusted EBITDA is included in the accompanying financial data. See also “Non-GAAP Financial Measure,” included herein.

[2]	Gross Food Sales represents food and beverage receipts, plus taxes, prepaid gratuities and diner fees.

Strategic Alternative Review Conclusion

The Company announced today that its Board of Directors (“Board”) has completed the strategic alternative review process first announced on August 8, 2019. The Board has concluded that the Company will best serve the interests of its stockholders at this time by focusing on executing its strategic plan as an independent public company. The Company remains open to potential value creating opportunities.

Third Quarter 2019 Earnings Conference Call

The Company will host a conference call to discuss third quarter 2019 financial results today at 5:00 p.m. ET. The conference call will be webcast live from the Company’s investor relations website at http://investors.waitrapp.com. The call can also be accessed live over the phone by dialing (877) 705-6003, or for international callers (201) 493-6725. A replay will be available one hour after the call and can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers; the conference ID is 13696231. That replay will be available until Thursday, November 14, 2019.

About Waitr Holdings Inc.

Founded in 2013 and based in Lafayette, Louisiana, Waitr is a leader in on-demand food ordering and delivery. Waitr, along with recently acquired food delivery company Bite Squad, connects local restaurants to hungry diners in underserved U.S. markets. Together they are the most convenient way to discover, order and receive great food from the best local restaurants and national chains. As of September 30, 2019, Waitr and Bite Squad operated in small and medium sized markets in the United States in over 700 cities.

Non-GAAP Financial Measure

Adjusted EBITDA is a financial measure that is not calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

We define Adjusted EBITDA as net loss adjusted to exclude interest expense, income taxes, depreciation and amortization, acquisition and restructuring costs, stock-based compensation expense, impairments of intangible assets and goodwill and gains and losses associated with derivatives and debt extinguishments and when applicable, other expenses that do not reflect our core operations. We use this non-GAAP financial measure as a key performance measure because we believe it facilitates operating performance comparisons from period to period by excluding potential differences primarily caused by variations in capital structures, tax positions, the impact of acquisitions and restructuring, the impact of depreciation and amortization expense on our fixed assets and the impact of stock-based compensation expense. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to performance measures derived in accordance with GAAP.

See “Non-GAAP Financial Measure/Adjusted EBITDA” below for a reconciliation of net loss to Adjusted EBITDA for the three and nine months ended September 30, 2019 and 2018.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements,” as defined by the federal securities laws, including statements regarding the future performance of the Company. Forward-looking statements reflect Waitr’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in Waitr’s Annual Report on Form 10-K, filed with the SEC on March 15, 2019, as such factors may be updated from time to time in Waitr’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Waitr’s filings with the SEC. While forward-looking statements reflect Waitr’s good faith beliefs, they are not guarantees of future performance. Waitr disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Waitr (or to third parties making the forward-looking statements).

Contacts:

Investors

WaitrIR@icrinc.com

or

Media

Liz Sniegocki
Director of Communications
liz.sniegocki@waitrapp.com

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
REVENUE	$49,201	$19,431	$148,575	$48,000
COSTS AND EXPENSES:
Operations and support (1)	37,289	14,022	113,170	35,056
Sales and marketing (1)	15,953	3,947	41,615	9,116
Research and development	1,920	791	6,009	1,988
General and administrative (1)	12,817	6,312	44,115	17,667
Depreciation and amortization	4,851	400	13,791	902
Goodwill impairment	119,212	—	119,212	—
Intangible and other asset impairments	72,917	—	72,935	—
Loss on disposal of assets	11	—	26	8
TOTAL COSTS AND EXPENSES	264,970	25,472	410,873	64,737
LOSS FROM OPERATIONS	(215,769)	(6,041)	(262,298)	(16,737)
OTHER EXPENSES (INCOME) AND LOSSES (GAINS), NET
Interest expense	2,775	441	6,570	903
Interest income	(297)	(1)	(877)	(2)
Gain on derivatives	—	(9)	—	(336)
Other expenses	1,827	39	1,654	1
NET LOSS BEFORE INCOME TAXES	(220,074)	(6,511)	(269,645)	(17,303)
Income tax expense	30	4	60	38
NET LOSS	$(220,104)	$(6,515)	$(269,705)	$(17,341)
LOSS PER SHARE:
Basic and diluted	$(2.89)	$(0.64)	$(3.77)	$(1.72)
Weighted average common shares outstanding – basic and diluted	76,145,317	10,145,527	71,071,777	10,064,560

(1) Certain prior period amounts have been reclassified to conform to the current period’s presentation. The Company has revised the classification of certain employee-related wages and payroll taxes associated with such wages to better align the statement of operations line items with departmental responsibilities and management of operations.

KEY BUSINESS METRICS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Active Diners (as of period end)	2,393,063	842,533	2,393,063	842,533
Average Daily Orders	48,155	24,300	53,579	20,600
Gross Food Sales (dollars in thousands)	$161,390	$77,692	$514,835	$197,505
Average Order Size (in dollars)	$36.43	$35.14	$36.12	$35.24

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	September 30,	December 31,
	2019	2018 (1)
ASSETS
CURRENT ASSETS
Cash	$52,198	$209,340
Accounts receivable, net	5,664	3,687
Capitalized contract costs, current	—	1,869
Prepaid expenses and other current assets	8,474	4,548
TOTAL CURRENT ASSETS	66,336	219,444
Property and equipment, net	4,474	4,551
Capitalized contract costs, noncurrent	—	827
Goodwill	106,734	1,408
Intangible assets, net	26,430	261
Other noncurrent assets	529	61
TOTAL ASSETS	$204,503	$226,552
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
CURRENT LIABILITIES
Accounts payable	$5,420	$1,827
Restaurant food liability	6,989	208
Accrued payroll	7,034	3,055
Short-term loans	3,193	658
Deferred revenue, current	767	3,314
Income tax payable	30	25
Other current liabilities	15,107	4,508
TOTAL CURRENT LIABILITIES	38,540	13,595
Long-term debt	120,884	80,985
Accrued workers’ compensation liability	542	908
Deferred revenue, noncurrent	212	1,356
Other noncurrent liabilities	325	217
TOTAL LIABILITIES	160,503	97,061
STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value	8	5
Additional paid in capital	384,628	200,417
Accumulated deficit	(340,636)	(70,931)
TOTAL STOCKHOLDERS’ EQUITY	44,000	129,491
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$204,503	$226,552

(1)	Certain prior period amounts have been reclassified to conform to the current period’s presentation.

CONSOLIDATED CASH FLOW STATEMENTS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(269,705)	$(17,341)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense	3,346	252
Non-cash advertising expense	379	377
Stock-based compensation	6,747	3,481
Equity issued in exchange for services	90	90
Loss on disposal of assets	26	8
Depreciation and amortization	13,791	902
Goodwill impairment	119,212	—
Intangible and other asset impairments	72,935	—
Amortization of capitalized contract costs	1,614	1,023
Gain on derivatives	—	(336)
Other non-cash expense	—	74
Imputed interest income	(39)	—
Changes in assets and liabilities:
Accounts receivable	(248)	(1,384)
Capitalized contract costs	(3,585)	(1,910)
Prepaid expenses and other current assets	(2,803)	(2,268)
Accounts payable	2,640	1,486
Restaurant food liability	5,851	52
Deferred revenue	(3,691)	1,889
Income tax payable	5	7
Accrued payroll	2,853	1,983
Accrued workers’ compensation liability	(366)	155
Other current liabilities	(474)	5,518
Other noncurrent liabilities	111	(47)
Net cash used in operating activities	(51,311)	(5,989)
Cash flows from investing activities:
Purchases of property and equipment	(1,493)	(1,836)
Acquisition of Bite Squad, net of cash acquired	(192,568)	—
Other acquisitions	(395)	(11)
Collections on notes receivable	72	—
Internally developed software	(1,096)	—
Proceeds from sale of property and equipment	28	—
Net cash used in investing activities	(195,452)	(1,847)
Cash flows from financing activities:
Proceeds from line of credit	—	4,000
Proceeds from convertible notes issuance	—	1,410
Waitr shares redeemed for cash	(10)	—
Proceeds from issuance of stock	50,002	—
Equity issuance costs	(4,179)	—
Proceeds from Additional Term Loans	42,080	—
Proceeds from short-term loans	5,032	2,172
Payments on short-term loans	(2,509)	(862)
Proceeds from exercise of stock options	4	11
Taxes paid related to net settlement on stock-based compensation	(799)	—
Net cash provided by financing activities	89,621	6,731
Net change in cash	(157,142)	(1,105)
Cash, beginning of period	209,340	3,947
Cash, end of period	$52,198	$2,842
Supplemental disclosures of cash flow information:
Cash paid during the period for state income taxes	$30	$31
Cash earned during the period for interest	838	—
Cash paid during the period for interest	3,224	88
Supplemental disclosures of non-cash investing and financing activities:
Services receivable	$—	$1,000
Stock issued as consideration in Bite Squad acquisition	126,574	—
Stock issued in connection with Additional Term Loans	3,884	—
Non-cash gain on debt extinguishment	1,897	—
Seller-financed payables related to other acquisitions	801	—
Non-cash investments in other acquisitions	801	142
Debt assumed in IndiePlate asset acquisition	—	60
Bifurcated embedded derivatives	—	87
Discount on convertible notes due to beneficial conversion feature	—	1,529

NON-GAAP FINANCIAL MEASURE

ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
NET LOSS	$(220,104)	$(6,515)	$(269,705)	$(17,341)
Interest expense	2,775	441	6,570	903
Income taxes	30	4	60	38
Depreciation and amortization	4,851	400	13,791	902
Goodwill impairment	119,212	—	119,212	—
Stock-based compensation	2,225	1,329	6,837	3,571
Gain on derivatives	—	(9)	—	(336)
Intangible and other asset impairments	72,917	—	72,935	—
Business combination related expenditures	—	1,870	6,956	5,473
Costs associated with reduction in force	658	—	1,026	—
Accrued legal contingency	2,000	—	2,000	—
ADJUSTED EBITDA	$(15,436)	$(2,480)	$(40,318)	$(6,790)